                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the use of our report dated March 11, 1997, with respect to the financial statements of Haystack Laboratories, Inc. for the year ended December 31, 1996 included in the Form 8-K/A filing of Trusted Information Systems, Inc. (amendment to Form 8-K No. 000-21-67 dated October 16, 1997), and incorporated by reference in the Registration Statements (Form S-8) of Trusted Information Systems, Inc. listed below, filed with the Securities and Exchange Commission.

            1)   No. 333-20311    1994 Stock Option Plan
            2)   No. 333-20313    Amended and Restated 1996 Stock Option Plan
            3)   No. 333-24849    Amended and Restated 1996 Director's Stock Option Plan
            4)   No. 333-30971    1997 Employees Stock Purchase Plan


                                                         /s/ Ernst & Young LLP

Austin, Texas
December 19, 1997